EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-71707, 333-37714, 333-60656, 333-67074, 333-100846 and 333-251239) and Form S-8 (Nos. 333-37530, 333-88021, 333-48548, 333-87508, 333-104871, 333-107263, 333-122344, 333-132068, 333-137951, 333-156419, 333-161604, 333-167161, 333-183875, 333-212075, 333-231066, 333-239255, 333-255454 and 333-257035) of Webster Financial Corporation, of our report dated March 3, 2022, relating to the consolidated financial statements of Sterling Bancorp and Subsidiaries for the year ended December 31, 2021, included in this Amendment No. 2 to the Current Report on Form 8-K of Webster Financial Corporation.

/s/ Crowe LLP

New York, New York
April 15, 2022